Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statements (Form S-8 Nos. 333-6032, 333-7260, 333-9136, 333-9508, 333-114489, 333-132954 and 333-142213) of our reports dated March 19, 2013, with respect to the consolidated financial statements of Check Point Software Technologies Ltd. and its subsidiaries, and the effectiveness of internal control over financial reporting of Check Point Software Technologies Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
March 19, 2013	A Member of Ernst & Young Global